Exhibit 3.1

CIM COMMERCIAL TRUST CORPORATION

ARTICLES OF AMENDMENT

CIM Commercial Trust Corporation, a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”), is hereby amended by deleting the existing second sentence of Section 4(a) of the Articles Supplementary, dated October 27, 2016 (the “Articles Supplementary”), classifying and designating 36,000,000 shares of Series A Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”), in its entirety and inserting in lieu thereof a new sentence to read as follows:

The dividends on each share of Series A Preferred Stock shall be cumulative from (and including) the first date on which such share of Series A Preferred Stock is issued and shall be payable (i) quarterly on the 15th day of the month following the quarter for which the dividend was declared or, if not a business day, the next succeeding business day or (ii) as the Board of Directors (or an authorized officer of the Corporation delegated by the Board of Directors) may decide in its discretion from time to time, more frequently than quarterly, with such dividends to be payable on such dates as determined by the Board of Directors (or an authorized officer of the Corporation delegated by the Board of Directors) (each such date, a “Dividend Payment Date”).

SECOND: The Charter is hereby amended by deleting existing Section 7(a)(i) of the Articles Supplementary in its entirety and inserting in lieu thereof a new Section 7(a)(i) to read as follows:

(i)                 On and after the date of original issuance of any given shares of Series A Preferred Stock until but excluding the second anniversary from the date of original issuance of such shares, the holder will have the right to require the Corporation to redeem such shares of Series A Preferred Stock at a redemption price equal to 87% of the Stated Value, plus all accumulated, accrued and unpaid dividends, if any, to the Holder Redemption Date (as defined below); provided, however, that the Board of Directors, in its discretion, may from time to time authorize (which authorization may be delegated by the Board of Directors to any authorized officers of the Corporation) the Corporation to redeem such shares of Series A Preferred Stock at a redemption price equal to 90-100% of the Stated Value, plus all accumulated, accrued and unpaid dividends, if any, to the Holder Redemption Date. Beginning on the second anniversary of the date of original issuance of any given shares of Series A Preferred Stock until but excluding the fifth anniversary from the date of original issuance of such shares, the holder will have the right to require the Corporation to redeem such shares of Series A Preferred Stock at a redemption price equal to 90% of the Stated Value, plus all accumulated, accrued and unpaid dividends, if any, to the Holder Redemption Date (as defined below); provided, however, that the Board of Directors, in its discretion, may from time to time authorize (which authorization may be delegated by the Board of Directors to any authorized officers of the Corporation) the Corporation to redeem such shares of Series A Preferred Stock at a redemption price equal to 90 to 100% of the Stated Value, plus all accumulated, accrued and unpaid dividends, if any, to the Holder Redemption Date.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

FOURTH: The amendments to the Charter as set forth above have been duly advised by the Board of Directors of the Corporation and approved by less than unanimous written consent of stockholders of the Corporation entitled to vote thereon pursuant to Section 2-505 of the Maryland General Corporation Law and the Charter.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Chief Executive Officer on this 28th day of January, 2020.

ATTEST:	CIM COMMERCIAL TRUST CORPORATION

/s/ David Thompson	By:	/s/ Jan Salit	(SEAL)
Name: David Thompson		Name: Jan Salit
Title: Chief Executive Officer		Title: President